Exhibit 99.1

FOR IMMEDIATE RELEASE

May 19, 2023

Granite Ridge Resources, Inc. Announces Commencement of
Exchange Offer and Consent Solicitation Relating to Warrants

DALLAS, T.X. – May 19, 2023 – Granite Ridge Resources, Inc. (“Granite Ridge” or the “Company”) (NYSE: GRNT; GRNT.WS), a scaled, non-operated oil & gas exploration and production company, today announced that it has commenced an exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding warrants to purchase shares of common stock of the Company, par value $0.0001 per share (the “common stock”), which warrants trade on The New York Stock Exchange (the “NYSE”) under the symbol “GRNT.WS” (the “warrants”). The purpose of the Offer and Consent Solicitation is to simplify the Company’s capital structure and reduce the potential dilutive impact of the warrants, thereby providing the Company with more flexibility for financing its operations in the future.

Exchange Offer and Consent Solicitation Relating to Warrants

The Company is offering to all holders of the warrants the opportunity to receive 0.250 shares of common stock in exchange for each outstanding warrant tendered by the holder and exchanged pursuant to the Offer. Pursuant to the Offer, the Company is offering up to an aggregate of 2,587,493 shares of its common stock in exchange for the warrants.

Concurrently with the Offer, the Company is also soliciting consents from holders of the warrants to amend the warrant agreement that governs all of the warrants (the “Warrant Agreement”) to permit the Company to require that each warrant that is outstanding upon the closing of the Offer be exchanged for 0.225 shares of common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 50% of each of the outstanding warrants. Parties representing approximately 51.3% of the outstanding warrants have agreed to tender their warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a tender and support agreement. Accordingly, because holders of more than 50% of the outstanding warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions of the Offer are satisfied or waived, then the Warrant Amendment will be adopted. The offering period will continue until 11:59 p.m., Eastern Time, on June 16, 2023, or such later time and date to which the Company may extend (the “Expiration Date”), as described in the Company’s Schedule TO and Prospectus/Offer to Exchange (each as defined below). Tendered warrants may be withdrawn by holders at any time prior to the Expiration Date.

The Offer and Consent Solicitation are being made pursuant to a prospectus/offer to exchange, dated May 19, 2023 (the “Prospectus/Offer to Exchange”), and Schedule TO, dated May 19, 2023 (the “Schedule TO”), each of which have been filed with the U.S. Securities and Exchange Commission (the “SEC”) and more fully set forth the terms and conditions of the Offer and Consent Solicitation.

The Company’s common stock and warrants are listed on the NYSE under the symbols “GRNT” and “GRNT.WS,” respectively. As of May 12, 2023, there were (i) 133,014,319 shares of common stock outstanding, and (ii) a total of 10,349,975 warrants outstanding. Assuming all warrant holders tender their warrants for exchange in the Offer, the Company would expect to issue up to 2,587,493 shares of common stock, resulting in 135,601,812 shares of common stock outstanding (an increase of approximately 2.0%), and no warrants outstanding.

The Company has engaged BofA Securities as the dealer manager for the Offer and Consent Solicitation (the “Dealer Manager”). Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to BofA Securities at:

BofA Securities

NC1-004-03-43

200 North College Street, 3rd floor

Charlotte NC 28255-0001

Attn: Prospectus Department

Email: dg.prospectus requests@bofa.com

D.F. King & Co., Inc. has been appointed as the information agent for the Offer and Consent Solicitation (the “Information Agent”), and Continental Stock Transfer & Trust Company has been appointed as the exchange agent (the “Exchange Agent”).

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to the Information Agent at (212) 269-5550 (for banks and brokers) or (800) 967-7635 (for all others) or via the following email address: GRNT@dfking.com. A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any shares of common stock in any state in which such offer, solicitation, or sale would be unlawful before registration or qualification under the laws of any such state. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange.

Holders of the warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation.

None of the Company, any of its management or its board of directors, or the Information Agent, the Exchange Agent, or the Dealer Manager makes any recommendation as to whether or not holders of warrants should tender warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.

About Granite Ridge Resources, Inc.

Granite Ridge Resources, Inc. (NYSE: GRNT) is a scaled, non-operated oil & gas exploration and production company. We own a portfolio of wells and top-tier acreage across the Permian and four other prolific unconventional basins across the United States. Rather than drill wells ourselves, we increase asset diversity and decrease overhead by investing in a smaller piece of a larger number of high-graded wells drilled by proven public and private operators. We create value by generating sustainable full-cycle risk adjusted returns for investors, offering a rewarding experience for Granite Ridge’s team, and delivering reliable energy solutions to all – safely and responsibly.

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Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Granite Ridge’s 2023 outlook, dividend plans and practices, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Granite Ridge’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: the ability to recognize the anticipated benefits of the business combination, Granite Ridge’s financial performance following the business combination, changes in Granite Ridge’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans, changes in current or future commodity prices and interest rates, supply chain disruptions, infrastructure constraints and related factors affecting our properties, ability to acquire additional development opportunities or make acquisitions, changes in reserves estimates or the value thereof, operational risks including, but not limited to, the pace of drilling and completions activity on our properties, changes in the markets in which Granite Ridge competes, geopolitical risk and changes in applicable laws, legislation, or regulations, including those relating to environmental matters, cyber-related risks, the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and that any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of the Granite Ridge’s reserves, the outcome of any known and unknown litigation and regulatory proceedings, legal and contractual limitations on the payment of dividends, limited liquidity and trading of Granite Ridge’s securities, acts of war or terrorism and market conditions and global, regulatory, technical, and economic factors beyond Granite Ridge’s control, including the potential adverse effects of the COVID-19 pandemic, or another major disease, affecting capital markets, general economic conditions, global supply chains and Granite Ridge’s business and operations, and increasing regulatory and investor emphasis on environmental, social and governance matters.

Granite Ridge has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Granite Ridge’s control. Granite Ridge does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

Disclaimer

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact information

Media

IR@GraniteRidge.com

(214) 396-2850